Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Post Apartment Homes, L.P. (which report (1) expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding Post Apartment Homes, L.P.’s adoption of the new accounting standard for reporting discontinued operations and (2) expresses an unqualified opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K of Post Apartment Homes, L.P. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Atlanta, Georgia

October 14, 2015